#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS RELEASE

Dorato Appoints New President

NR-08-11

December 1, 2008

Vancouver, British Columbia… Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt: DO5) is pleased to announce the appointment of Mr. Keith J. Henderson as President and Chief Executive Officer, replacing Mr. Anton J. Drescher, effective December 1, 2008.  Anton Drescher states “The Company is exceptionally fortunate to attract an experienced exploration and mining individual such as Mr. Henderson.  Keith will provide the Company with a wealth of Latin American exploration experience and firmly chart the way forward on our exciting Cordillera del Condor land package.”  Mr. Drescher will continue to serve as a Director of the Company.

Prior to joining Dorato Mr. Henderson has been employed as Vice President of Exploration for Cardero Resource Corporation who recently announced the sale of their Pampa de Pongo project to a Chinese corporation for US$200M.  Prior to Cardero, Mr. Henderson held various management positions with the Anglo American group most recently as Project Manager for Anglo Coal’s Canadian subsidiary.  Mr. Henderson holds a B.Sc (Hons) in Geology from Queens University Belfast and a M.Sc. degree in Geology from University College Dublin.  He is a registered professional geologist with 15 years experience, primarily in precious and base metal exploration.

Mr. Henderson states “I am excited about joining Dorato and the tremendous opportunity the Cordillera del Condor project has for world class gold and copper-gold discoveries.  The proximity and geologic similarities to deposits such as Fruta del Norte and the Mirador porphyry systems in such an under explored area is truly phenomenal”.

Mr. Rowland Perkins will be resigning as a director of Dorato Resources Inc. effective December 1, 2008.  The Board wishes to thank Mr. Perkins for his contributions to the Company, and wish him continued success in the future.

About Dorato Resources Inc.

The Company is an exploration mining company focused on the highly prospective Cordillera del Condor Gold District in Peru. Recent exploration on the Ecuadorian side of the boarder has been highly successful and includes a number of gold and copper discoveries. Key features of the Dorato land package include shared geology, structural setting, proximity, extensions of known trends and numerous placer gold occurrences. Dorato has acquired first mover status with its strategic land package and has successfully locked in a significant portion of this exciting emergent gold-copper district.

On Behalf of the Board of Directors of

DORATO  RESOURCES INC.

“Anton J. Drescher” (signed)

Anton J. Drescher, President

Contact Information:

Quentin Mai, Manager – Investor Relations and Corporate Communications

Email: qmai@doratoresources.com

Phone: (604) 408-7488 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans and business trends.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its US disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.